                                                      Registration No. 333-_____


              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                               ON JANUARY 27, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                                   ----------

                           ANALYSIS & TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

         Connecticut                                       95-2579365
-------------------------------           ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)
                              Route 2, P.O. Box 220
                       North Stonington, Connecticut 06359
           -----------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                           Analysis & Technology, Inc.
                             1997 Stock Option Plan
                           Analysis & Technology, Inc.
                             1995 Stock Option Plan
                           Analysis & Technology, Inc.
                             1994 Stock Option Plan
                           Analysis & Technology, Inc.
                             1992 Stock Option Plan
                           Analysis & Technology, Inc.
                             1990 Stock Option Plan
                           Analysis & Technology, Inc.
                             1989 Stock Option Plan
                           Analysis & Technology, Inc.
                             1988 Stock Option Plan
                           Analysis & Technology, Inc.
                             1987 Stock Option Plan
                           Analysis & Technology, Inc.
                             1986 Stock Option Plan
                            (Full title of the plans)

                                  David M. Nolf
                           Analysis & Technology, Inc.
                              Route 2, P.O. Box 220
                       North Stonington, Connecticut 06359
                       -----------------------------------
                     (Name and address of agent for service)

                                 (860) 599-3910
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                   James I. Lotstein and Katherine Vines Cook
                               Cummings & Lockwood
                                   CityPlace I
                                185 Asylum Street
                           Hartford, Connecticut 06103

                         CALCULATION OF REGISTRATION FEE



                                                       PROPOSED MAXIMUM   PROPOSED
                                                       OFFERING PRICE     MAXIMUM
    TITLE OF SECURITIES TO BE      AMOUNT TO BE        PER SHARE(1)       AGGREGATE        AMOUNT OF
           REGISTERED              REGISTERED                             OFFERING         REGISTRATION FEE
                                                                          PRICE(1)
---------------------------------- ------------------- ------------------ ---------------- -----------------

Common Stock, no par value           230,000 shares         $28.25           $6,497,500        $1,916.76
---------------------------------- ------------------- ------------------ ---------------- -----------------


(1) Calculated pursuant to Rule 457(h) of the general rules and regulations under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the last reported sales price of the common stock on the NASDAQ National Market System on January 23, 1998.


* The Prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 under this Registration Statement also relates to Registration Statements Nos. 33-9067, 33-17313, 33-25074, 33-31829,
         33-37710, 33-86576, and 333-04265 pursuant to Rule 429 under the
         Securities Act of 1933.

                                     PART I.

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


                  Analysis & Technology, Inc., a Connecticut corporation (the "Company"), has nine existing stock option plans known as the Analysis & Technology, Inc. 1986, 1987, 1988, 1989, 1990, 1992, 1994, 1995, and 1997 Stock
Option Plans (the "Plans"). The documents containing the information concerning the Plans specified in Item 1 of the Form S-8 Registration Statement under the Securities Act of 1933 (the "1933 Act"), are not being filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement but will be sent or given to eligible employees under the Plans in accordance with Rule 428(b)(1) under the 1933 Act.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.         INCORPORATION OF DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

                  1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

                  2. The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997; and

                  3. The description of the Company's Common Stock, no par value, contained in its Registration Statement on Form S-1, Commission File No. 33-2314.

                  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


ITEM 4.         DESCRIPTION OF SECURITIES

                  Not applicable.


ITEM 5.         INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Not applicable.


ITEM 6.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Directors and officers of the Company are entitled to indemnification pursuant to Connecticut General Statutes Section 33-770 through
778. These statutes state as follows:

SECTION 33-770.  DEFINITIONS.

As used in sections 33-770 to 33-778, inclusive:

         (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

         (3) "Expenses" include counsel fees.

         (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

         (5) "Official capacity" means: (A) When used with respect to a director, the office of director in a corporation; and (B) when used with respect to an individual other than a director, as contemplated in section 33-776, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise.

         (6) "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

         (7) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.



SECTION 33-771.  AUTHORITY TO INDEMNIFY.

         (a) Except as provided in subsection (d) of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) He conducted himself in good faith; and (2) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (B) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (B) of subdivision (2) of subsection (a) of this section.

         (c) The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (d) A corporation may not indemnify a director unless this section: (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         (f) Notwithstanding any provision of this section to the contrary, a corporation which was incorporated under the laws of this state, whether under chapter 599 of the general statutes, revised to January 1, 1995(1) or any other general law or special act, prior to January 1, 1997, shall, except to the extent that the certificate of incorporation expressly provides otherwise, provide its directors with the full amount of indemnification that the corporation is permitted to provide to such directors pursuant to this section as limited by the provisions of section 33-775.


SECTION 33-772.  MANDATORY INDEMNIFICATION.

         Unless limited by its certificate of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

--------------
(1) C.G.S.A. Section 33-282 et seq.

SECTION 33-773.  ADVANCE FOR EXPENSES.

         (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in section 33-771; (2) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under sections 33-770 to 33-778, inclusive.

         (b) The undertaking required by subdivision (2) of subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

         (c) Determinations and authorizations of payments under this section shall be made in the manner specified in section 33-775.


SECTION 33-774.  COURT-ORDERED INDEMNIFICATION.

         Unless a corporation's certificate of incorporation provides otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:
(1) The director is entitled to mandatory indemnification under section 33-772, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in section 33-771 or was adjudged liable as described in subsection (d) of said section, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.


SECTION 33-775.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

         (a) A corporation may not indemnify a director under section 33-771 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in said section.

         (b)      The determination shall be made:

         (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

         (2) If a quorum cannot be obtained under subdivision (1) of this subsection, by majority vote of a committee duly designated by the board of directors, in which designation directors who are parties may participate, consisting solely of two or more directors not at the time parties to the proceeding;

         (3) By special legal counsel (A) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2) of this subsection, or (B) if a quorum of the board of directors cannot be obtained under subdivision (1) of this subsection and a committee cannot be designated under subdivision (2) of this subsection, selected by majority vote of the full board of directors, in which selection directors who are parties may participate; or

         (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subdivision (3) of subsection (b) of this section to select counsel.


SECTION 33-777.  INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS.

         Unless a corporation's certificate of incorporation provides otherwise:

         (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under section 33-772, and is entitled to apply for court-ordered indemnification under section 33-774, in each case to the same extent as a director;

         (2) The corporation may indemnify and advance expenses under section 33-770 to 33-778, inclusive, to an officer, employee or agent of the corporation who is not a director to the same extent as to a director;

         (3) Notwithstanding subdivision (4) of this section, a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by contract, its certificate of incorporation, bylaws, or general or specific action of its board of directors, each of which may delegate to its general counsel or other specified officer or officers the ability to authorize such indemnification and the responsibility to determine whether any conditions to such indemnification or advance of expenses have been established; and

         (4) A corporation which was incorporated under the laws of this state, whether under chapter 599 of the general statutes revised to January 1, 1995,(1) or any other general law or special act, prior to January 1, 1997, shall, except to the extent that the certificate of incorporation expressly provides otherwise, indemnify and advance expenses under sections 33-770 and 33-778, inclusive, to each officer, employee or agent of the corporation who is not a director to the same extent as the corporation is permitted to provide the same to a director pursuant to section 33-771, as limited by section 33-775, and for this purpose the determination required by section 33-775 may in addition be made by the general counsel of the corporation, or such other or additional officer or officers as the board of directors may specify.


SECTION 33-777.  INSURANCE.

         A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify him against the same liability under section 33-771 or 33-772.


SECTION 33-778.  VALIDITY AND APPLICABILITY OF INDEMNIFICATION PROVISIONS.

         (a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its certificate of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with sections 33-770 to 33-778, inclusive. If the certificate of incorporation limits indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the certificate of incorporation.

         (b) Sections 33-770 to 33-778, inclusive, do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

---------------------
(1)   C.G.S.A. Section 33-282 et seq.

                  In addition to the foregoing, the Company maintains officers and directors liability insurance coverage in the amount of $6.5 million which insures the Company's officers and directors against loss incurred by them for claims which they may become legally obligated to pay for any error, misstatement, act, omission, neglect or breach of duty while acting individually or collectively as directors or officers of the Company.


ITEM 7.         EXEMPTION FROM REGISTRATION CLAIMED

                  Not applicable.


ITEM 8.         EXHIBITS

         4A. Articles 6 and 7 of the Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3A of the Company's Report on Form 10-Q, No. 0-14161, for the quarter ended September 30, 1990).

         4B.      Article II, Article III, Sections 3 to 6, Article VI and
                  Article VIII of the By-laws of the Company as Amended and Restated to May 9, 1992. (Incorporated by reference to Exhibit 3B of the Company's Annual Report on Form 10-K, File No. 0-14161, for the fiscal year ended March 31, 1992).

         4C. Specimen Certificate of Common Stock of the Company. (Incorporated by reference to Exhibit 4A of Amendment No. 1 to the Company's Registration Statement on Form S-1, No. 33-2314, filed on December 20, 1985 and to Amendment No. 1 thereto filed on January 27, 1986).

         5.*      Opinion of Cummings & Lockwood.

         23A.*    Consent of KPMG Peat Marwick LLP.

         23B.*    Consent of Cummings & Lockwood. (Included as part of Exhibit
                  5).

         24. An applicable Power of Attorney is set forth under "Signatures" in this Registration Statement.

         99A. Analysis & Technology, Inc. 1997 Stock Option Plan. (Incorporated by reference as Exhibit A to Proxy Statement dated July 1, 1997 of Analysis & Technology, Inc.)


* Denotes filed herewith.

         99B. Analysis & Technology, Inc. 1995 Stock Option Plan. (Incorporated by reference as Exhibit A to Proxy Statement dated July 7, 1995 of Analysis & Technology, Inc.)

         99C. Analysis & Technology, Inc. 1994 Stock Option Plan. (Incorporated by reference to Exhibit A to Proxy Statement dated July 8, 1994 of Analysis & Technology, Inc.).

         99D. Analysis & Technology, Inc. 1992 Stock Option Plan. (Incorporated by reference to Exhibit A to Proxy Statement dated July 7, 1992 of Analysis & Technology, Inc.).

         99E. Analysis & Technology, Inc. 1990 Stock Option Plan. (Incorporated by reference to Exhibit B to Proxy Statement dated July 3, 1990 of Analysis & Technology, Inc.).

         99F. Analysis & Technology, Inc. 1989 Stock Option Plan. (Incorporated by reference to Exhibit A to Proxy Statement dated July 3, 1989 of Analysis & Technology, Inc.).

         99G. Analysis & Technology, Inc. 1988 Stock Option Plan. (Incorporated by reference to Exhibit A to Proxy Statement dated July 1, 1988 of Analysis & Technology, Inc.).

         99H. Amendment, dated June 30, 1989, to the Analysis & Technology, Inc. 1988 Stock Option Plan. (Incorporated by reference to
                  Exhibit 19I to the Company's Report on Form 10-Q for the quarter ended June 30, 1989).

         99I. Analysis & Technology, Inc. 1987 Stock Option Plan. (Incorporated by reference to Exhibit A to Proxy Statement dated July 6, 1987 of Analysis & Technology, Inc.).

         99J. Amendment, dated June 30, 1989, to the Analysis & Technology, Inc. 1987 Stock Option Plan. (Incorporated by reference to
                  Exhibit 19H to the Company's Report on Form 10-Q for the quarter ended June 30, 1989).

         99K. Analysis & Technology, Inc. 1986 Stock Option Plan, as amended. (Incorporated by reference to Exhibit 28 to the Company's Registration Statement on Form S-8, File No. 33-17313, filed on September 18, 1987).

         99L. Amendments, dated June 30, 1989, to the Analysis & Technology, Inc. 1986 Stock Option Plan. (Incorporated by reference to
                  Exhibit 19 to the Company's Report on Form 10-Q, File No. 0-14161 for the quarter ended June 30, 1989).

ITEM 9.           UNDERTAKINGS

                           (a)      The Company hereby undertakes:

                                    (1)     To file, during any period in which
offers or sales are being made, a post-effective amendment to this Registration
Statement:

                                            (i)      To include any prospectus
required by Section 10(a)(3) of the Securities Act of 1933;

                                            (ii)     To reflect in the
prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                            (iii)    To include any material
information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                                    (2)     That, for the purpose of determining
any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    (3)     To remove from registration by means
of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           (b)      The Company hereby undertakes that, for
purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (c)      Insofar as indemnification for liabilities
arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Stonington, State of Connecticut, on January 23, 1998.


                                                     ANALYSIS & TECHNOLOGY, INC.

                                                     /s/ Gary P. Bennett
                                                     Gary P. Bennett
                                                     Chief Executive Officer


                                POWER OF ATTORNEY

                  We, the undersigned officers and directors of Analysis & Technology, Inc., hereby severally constitute Gary P. Bennett and David M. Nolf, and each of them singly, as our attorneys-in-fact with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below, any and all amendments to this Registration Statement and, in general, to do all such things in our names and behalf and in our capacities as officers and directors to enable Analysis & Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, including the filing of such amendments, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, and all that our said attorneys may do or cause to be done by virtue hereof.

                  WITNESS our hand and seal on the dates set forth below.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Gary P. Bennett                                           January 23, 1998
-----------------------------------------------------
Gary P. Bennett
President, Chief Executive Officer and Director
(Principal Executive Officer)


/s/ David M. Nolf                                             January 23, 1998
-----------------------------------------------------
David M. Nolf, Executive Vice
President, Chief Financial and
Administrative Officer and Director
(Principal Financial Officer and
Principal Accounting Officer)


/s/ James B. Fox                                              January 23, 1998
-----------------------------------------------------
James B. Fox, Director


/s/ Larry M. Fox                                              January 23, 1998
-----------------------------------------------------
Larry M. Fox, Director


/s/ Nelda S. Nardone                                          January 23, 1998
-----------------------------------------------------
Nelda S. Nardone, Director


/s/ Thurman F. Naylor                                         January 23, 1998
-----------------------------------------------------
Thurman F. Naylor, Director


/s/ Dennis G. Punches                                         January 23, 1998
-----------------------------------------------------
Dennis G. Punches, Director

                           ANALYSIS & TECHNOLOGY, INC.


                       Registration Statement on Form S-8
                        Under the Securities Act of 1933




                                    EXHIBITS

                                INDEX TO EXHIBITS


Exhibit
Number            Description of Documents
------            ------------------------

   5              Opinion of Cummings & Lockwood

  23A             Consent of KPMG Peat Marwick LLP

  23B             Consent of Cummings & Lockwood (included in Exhibit 5)

  24              Power of Attorney (set forth on the signature page)